EXHIBIT 10.3

April 7, 2010

Denise Esposito, Esquire
c/o Paul F. Mickey, Jr., Esquire
Steptoe & Johnson LLP
1330 Connecticut Avenue, NW
Washington, DC 20036-1765

Re:  Letter Agreement and Release

Dear Denise:

This Letter Agreement sets forth the terms and conditions of the agreement between you and Emergent BioSolutions Inc. (the “Company”) with respect to your separation from the Company.  If you accept the terms of this Letter Agreement, please sign and return it to Donald N. Sperling, Esquire at Stein Sperling et al., 25 West Middle Lane, Rockville, Maryland  20850, no later than 5 pm on April 28, 2010.

You are advised to consult with an attorney of your choosing before signing this Letter Agreement, and you may take up to 21 days to do so.  If you sign the Letter Agreement, you may change your mind and revoke your acceptance during the seven-day period after you have signed it by notifying Donald N. Sperling, Esquire in writing.  If you timely sign and return this Letter Agreement, and do not revoke your signature within the seven-day period after you sign it, the following terms and conditions will become binding:

1.       Termination of Employment – The parties agree that your employment with the Company ended as of March 12, 2010 (the “Termination Date”).  Effective as of the Termination Date, you no longer hold your positions as SVP, Legal Affairs and General Counsel; Chief Legal Officer; Secretary; or any other positions as an employee, officer and/or director of the Company or any of the Company’s subsidiaries.

2.       Severance and Compensation – You and the Company agree that your separation from the Company constitutes a qualifying event under the Severance Plan and Termination Protection Program (the “SPTPP”).  The Company agrees to provide you with the severance benefits described in the SPTPP and you agree to be bound by the conditions and obligations of the SPTPP. Accordingly, the Company will pay or provide you with the following compensation and other payments, less appropriate deductions for federal and state withholding and other applicable taxes and any lawfully authorized or required payroll deductions, in full satisfaction of the severance benefits payable under the SPTPP and in consideration for this Letter Agreement:

a.	$315,016.00 which represents your annual base salary in effect as of the Termination Date;

b.
$27,571.78 for 2010 pro rata target annual bonus calculated as follows: $315,016.00 (2010 base salary) x 45% (2010 bonus opportunity) x 19.45% (portion of year calculated from January 1 – March 12, 2010);

c.
$8,362.50 in lieu of the Company match to your 401(k) contributions calculated as follows: $6,300 representing the balance of the maximum matching contribution for 2010 plus $2,062.50 representing the matching contribution for 2011 based on the same maximum amount ($8,250.00);

d.
Extended health benefits for you and your eligible dependants for twelve (12) months after the Termination Date, except where the provision of such benefits would result in a duplication of benefits provided by a subsequent employer; and

e.	Reimbursement of the premiums for your current level of life insurance coverage for twelve (12) months after the Termination Date.

The severance benefits described in subparagraphs (a) through (e) above are payable only if this Letter Agreement becomes irrevocable.  The severance payments described in subparagraphs (a) through (c) of this Section 2 will be paid out provided that you have not exercised your right to revoke this Letter Agreement as follows: $175,475.14 on September 13, 2010 and $29,245.86 shall be paid to you on the same date of each of the six (6) consecutive months thereafter.  Because you are a specified employee within the meaning of Section 409A(2)(B)(i) of the Internal Revenue Code (the “Code”), no amounts shall be paid to you pursuant to subparagraphs (a) through (c) until that date which is six (6) months and one (1) day after your “separation from service” within the meaning of Section 409A(a)(2)(A)(i).  In the event the United States Food and Drug Administration (“FDA”) requires you to divest or liquidate your right to receive severance payments under this agreement as a condition of employment with the FDA, the Company agrees to consider your request to accelerate any remaining installments hereunder to the extent permitted in accordance with Treasury Regulation Section 1.409A-3(j)(4)(iii) and in a manner consistent with any agreement between you and the FDA ethics office.  The health benefits described in subparagraph (d) of this Section 2 will be paid directly on your behalf.

In addition, you are entitled to the following payments, regardless of whether you sign and return this Letter Agreement, and you agree that you have received such payments:

•	$109,633.68 which represents your bonus for calendar year 2009;

•
All earned but unpaid salary and accrued but unused paid time off earned during the 2010 calendar year through the Termination Date, at your current base salary of $315,016.00, less all applicable employment taxes and other withholding pursuant to federal and state regulations.  Such payments have been made in the normal payroll period following the Termination Date; and

•
Reimbursement for any unreimbursed reasonable business expenses that you incurred before the Termination Date, which will be paid within thirty days of submission of the required expense reports and supporting documentation.

3.         Release - In consideration of the payment of the severance benefits described in Section 3(a) of the SPTPP and in Sections (a) through (e) of Paragraph 2 above, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company and all affiliates, subsidiaries, and parent companies and their respective owners, officers, directors, employees, and agents (each in their individual and corporate capacities), and all employee benefit plans and plan fiduciaries (hereinafter, the "Released Parties") from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys' fees and costs), of every kind and nature that you ever had or now have against any or all of the Released Parties, including, but not limited to, any and all claims arising out of or relating to your employment with and/or separation from the Company, including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 etseq., Executive Order 11246, Executive Order 11141, the Maryland Fair Employment Practices Act, Md. Ann. Code art. 49B, § 1 et seq., the Maryland Anti-Discrimination Act (96 DLR A-2, 5/17/01), the Maryland Regulations on Anti-Discrimination Relating to Persons with Disabilities, Md. Regs. Code tit. 14, § 03.02.01 et seq., the Maryland Equal Pay Law, Md. Code Ann., Lab. & Empl. § 3-301 et seq. all as amended, all as amended, all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Employee Retirement Income Security Act of 1974 ("ERISA"), 29 U.S.C. § 1001 et seq., and Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1514(A), all as amended, all common law claims including, but not limited to, actions in defamation, intentional and negligent infliction of emotional distress, misrepresentation, fraud, wrongful discharge and breach of contract, all claims to any non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock or equity compensation, all claims with respect to any bonus or other incentive compensation with respect to a sale of the Company or any affiliate thereof or to any termination protection pay under the SPTPP, and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Letter Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that you acknowledge that you may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding).  To implement a full and complete release and discharge, you expressly acknowledge that this Release is intended to include in its effect, without limitation, all claims you do not know or suspect to exist in your favor at the time of execution of this Release.  You agree that this Release contemplates the extinguishment of any such claim or claims.

4.         Confidentiality; Continuing Obligations - You acknowledge and reaffirm your obligation to maintain the confidentiality of all non-public information concerning the Company and its affiliates that you acquired during the course of your employment with the Company.  You reconfirm and agree that you remain bound by the terms and conditions of the Non-Disclosure and Invention Assignment Agreement that you signed on December 2, 2004 and the Confidentiality and Non-Solicitation Agreement that you signed on the same date.  You further acknowledge the continuing effect of the obligations set forth in Exhibit I to the letter dated August 11, 2006 by which you elected to participate in the SPTPP and you hereby agree to comply with such obligations for a period of twelve (12) consecutive months after the Termination Date (instead of the six (6) month period set forth therein).

5.         Return of Company Property - You confirm that you have returned to the Company in good working order all Company property including, but not limited to, keys, files, records, books, manuals, lists, printouts, and any other documents (and copies thereof), equipment (including, but not limited to, computer hardware, software and accessories, printers, wireless handheld devices, zip drives, diskettes, flashdrives, cellular phones, pagers, etc.), Company identification, Company vehicles, Company confidential and proprietary information and any other Company-owned property that is in your possession or control.  You further confirm that you have left intact and agree to leave intact all electronic Company documents, including, but not limited to, those that you developed or helped to develop during your employment, except for those electronic Company documents that you deleted in accordance with the Company’s written records management policy.  You also confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including, but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

6.           Compensation; Loans - You acknowledge and agree that you have received all payments to which you are entitled for all services rendered to date in conjunction with your employment and that no other compensation, including salary, bonuses, or severance payments or benefits pursuant to any plan, policy or practice, are owed to you, other than those described herein.  You also represent that you do not have any outstanding loans, advances, or extensions of credit under which you are or may be liable to the Company or its affiliates.

7.           Non-Disparagement - You understand and agree that you shall not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company or to any other person or entity regarding the Company or any of its stockholders, directors, officers, employees, agents or representatives or about the Company’s business affairs and financial condition.  The Company agrees that it shall not make any false, disparaging or derogatory statements about you to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company or to any other person or entity.

8.           Cooperation - You agree to cooperate fully with the Company in the defense or prosecution of any litigation currently pending or that may be brought in the future against or on behalf of the Company, whether before a state or federal court, in an arbitral forum or before a state or federal agency, or any investigation relating to the Company, if, in the judgment of the Company or its counsel, your assistance or cooperation is needed due to your personal involvement in or knowledge about the circumstances to which the litigation or investigation relates.  Your full cooperation in connection with such litigation or investigation shall include, but not be limited to, being available to meet with counsel to prepare the Company’s claims or defenses, to prepare for trial, arbitration, discovery or an administrative hearing and to act as a witness when requested by the Company at reasonable times designated by the Company.  In consideration for such cooperation, the Company agrees to pay you at your reasonable and customary hourly rate as authorized in advance by the Company.  For the purposes of any payments made to and retained by you pursuant to this Section 8, you acknowledge that you shall be treated as an independent contractor and not as an employee.  You further acknowledge and agree that the company shall not be liable for any withholding taxes, including, without limitation, worker's compensation, unemployment insurance, employers' liability, employer's FICA, social security, or other withholding tax for payments made and retained by you pursuant to this Section 8.  All such costs shall be your responsibility. You agree that you will notify the Company promptly in the event that you are served with a subpoena or in the event that you are asked to provide a third party with information concerning any actual or potential complaint or claim against the Company, dispute with the Company or investigation or inquiry relating to the Company.  You agree to maintain the confidentiality of all non-public information concerning the Company and its affiliates that you acquire during the course of your engagement with the Company pursuant to this Section 8.  Notwithstanding the foregoing, any services that you provide to the Company in connection with the litigation against Protein Sciences Corporation shall be compensated in accordance with the terms and conditions of that certain Consulting Agreement effective April 7, 2010, between you and the Company.

9.           References – You agree to copy Paula Lazarich on all reference requests to the Company.  The Company will thereafter respond to any such reference request by providing the inquiring party with confirmation of your dates of employment, positions held, salary, and other information as you and Company may agree in writing.  You acknowledge that no representative of the Company is authorized to provide a further reference on behalf of the Company.  You further acknowledge and agree that to the extent any employee of the Company provides a personal reference for you, you will not make or threaten to make any claim or to take any other action against such Company employee based on or relating to such personal reference.

10.           Amendment - This Letter Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto.  This Letter Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

11.           Tax Provision – In connection with the severance benefits provided to you pursuant to this Letter Agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall be responsible for all applicable taxes with respect to such severance benefits under applicable law.  You acknowledge that you are not relying upon advice or representation of the Company with respect to the tax treatment of any of the severance benefits set forth herein.

12.           Section 409A - This Letter Agreement shall be interpreted to ensure that the payments made to you are exempt from, or comply with, Section 409A of the Code; provided, however, that nothing in this Letter Agreement shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) from you to the Company or to any other individual or entity.

13.           Waiver of Rights - No delay or omission by the Company in exercising any right under this Letter Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

14.           Validity - Should any provision of this Letter Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Letter Agreement.

15.           Confidentiality - To the extent permitted by law, you understand and agree that you and your agents and representatives shall maintain as confidential the terms and contents of this Letter Agreement, and the contents of the negotiations and discussions resulting in this Letter Agreement, and shall not disclose such terms, contents, negotiations or discussions except to the extent required by federal or state law or as otherwise agreed to in writing by the Company or as specifically disclosed by the Company in any public disclosure or public filing.  You are to advise any such person with whom you have discussed this Letter Agreement of the existence and requirements of this confidentiality provision, and you shall instruct any such person that he/she shall not disclose the existence of this Letter Agreement or its terms to any other person.  Disclosure by you to any other person or entity in violation of the provisions of this Letter Agreement shall be deemed to be a breach of this Letter Agreement.

16.           Nature of Agreement - You understand and agree that this Letter Agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

17.           Indemnification - The Company agrees that you are not releasing any claims you may have for indemnification under state law, the charter, articles, or by-laws of the Company and/or its affiliates, or under the Indemnity Agreement with the Company, which you signed on January 26, 2005, or any applicable insurance policy providing directors’ and officers’ coverage; provided, however, that (i) the Company’s execution of this Agreement is not a concession or guaranty that you have any such rights to indemnification, (ii) this Agreement does not create any additional rights to indemnification, and (iii) the Company retains any defenses it may have to such indemnification or coverage.

18.           Accrual of Benefits.  The parties acknowledge and agree that, following the Termination Date, you shall not receive or accrue any benefits other than those described herein and those required by law, including but not limited to paid time off, insurance, holiday pay, or other benefits as provided by the Company.

19.           No Workplace Injury.  You acknowledge that you have suffered no workplace injuries during your employment by the Company and its affiliates.  You agree that, as of the date of this Letter Agreement, you were able to perform the essential functions of your job.

20.           Acknowledgments - You acknowledge that you have at least 21 days to consider this Letter Agreement and that the Company hereby advises you in writing to consult with an attorney of your own choosing prior to signing this Letter Agreement.  You understand that you may revoke this Letter Agreement for a period of seven days after you sign this Letter Agreement by notifying Donald N. Sperling, Esquire in writing, and the Letter Agreement shall not be effective or enforceable until the expiration of this seven-day revocation period.  You understand and agree that by entering into this Letter Agreement, you are waiving any and all rights or claims you might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefits Protection Act, and that you have received consideration beyond that to which you were previously entitled.

21.           Voluntary Assent - You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this Letter Agreement and that you fully understand the meaning and intent of this Letter Agreement.  You state and represent that you have had an opportunity to fully discuss and review the terms of this Letter Agreement with an attorney.  You further state and represent that you have carefully read this Letter Agreement understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

22.           Applicable Law - This Letter Agreement shall be interpreted and construed by the laws of the State of Maryland, without regard to conflict of laws provisions.

23.           Dispute Resolution - The parties agree to first submit any claims against the other party or against any directors, officers, employees, agents or representatives of the Company or its affiliates, relating in any way to this Letter Agreement, to your retention by or services for the Company, to the termination of such retention or services, or to any or all other claims that one party might have against the other party, including, without limitation, claims for employment or other discrimination under any federal, state or local law, regulation, ordinance or executive order to nonbinding mediation.  Only after the completion of such nonbinding mediation efforts may either party initiate legal proceedings against the other party.  Notwithstanding the foregoing, either party may institute legal proceedings against the other party for claims for injunctive relief related to Paragraphs 4, 5, 7, and 15 herein.  The parties hereby irrevocably submit to and acknowledge and recognize the exclusive jurisdiction of the courts of the State of Maryland, or if appropriate, a federal court located in Maryland (which courts, for purposes of this Letter Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Letter Agreement or the subject matter hereof, except as otherwise provided herein.

24.           Entire Agreement - This Letter Agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to your severance benefits and the settlement of claims against the Company and cancels and supersedes all previous oral and written negotiations, agreements and commitments in connection therewith. Nothing in this Paragraph, however, shall modify, cancel or supersede any of the documents referenced herein except that your continuing obligations under Exhibit I to the letter dated August 11, 2006 shall be modified by Paragraph 4 herein.  Notwithstanding the foregoing, the Consulting Agreement between you and the Company effective April 7, 2010 shall not be modified, canceled or superseded by this Letter Agreement.

* * * * *

If you are in agreement with the terms of this Letter Agreement, please sign the Agreement on Page 7 and return it to Donald N. Sperling, Esquire at Stein Sperling et al., 25 West Middle Lane, Rockville, Maryland  20850.  The Agreement must be signed and returned to Donald N. Sperling, Esquire no later than 5pm on April 28, 2010.

If you choose not to timely sign and return this Letter Agreement, or if you timely revoke your acceptance of it in writing, you will not receive the severance benefits described in Sections (a) through (e) of Paragraph 2, above.  Regardless of whether you sign and return this Letter Agreement, or if you sign it but timely revoke your acceptance, you are entitled to receive unpaid salary and accrued but unused paid time off earned during the 2010 calendar year through the termination of your employment, less all applicable employment taxes and other withholdings pursuant to federal and state regulations, and reimbursement of outstanding business expenses.

If you have any questions about the matters covered in this Letter Agreement, please contact Donald N. Sperling, Esquire at 301-838-3202.

Sincerely,

/s/Paula Lazarich

Paula Lazarich
Vice President Human Resources

NOTE:  THIS LETTER AGREEMENT CONTAINS A GENERAL RELEASE OF CLAIMS.  PLEASE READ IT CAREFULLY BEFORE SIGNING BELOW.

I hereby agree to the terms and conditions set forth above.  I have been given at least 21 days to consider the terms set forth in this Letter Agreement, and I have chosen to execute it on the date below.  I agree and intend that this Letter Agreement is a binding agreement between the Company and me if I do not revoke my acceptance within seven days of my execution of the document.

/s/Denise Esposito_                                      4/28/10
Denise Esposito                                             Date

Please execute and return to return it to Donald N. Sperling, Esquire at Stein Sperling et al., 25 West Middle Lane, Rockville, Maryland  20850, no later than 5pm on April 28, 2010.